Exhibit 99.1

STATE INVESTORS BANCORP, INC. REPORTS SECOND QUARTER RESULTS

Metairie, La.,  July 31, 2012 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended June 30, 2012, of $236,000, a decrease of $34,000, as compared to net income of $270,000 reported for the quarter ended June 30, 2011.  Earnings per share, basic and diluted, were $0.08 for the quarter ended June 30, 2012. Net income for the six months ended June 30, 2012 amounted to $446,000, a decrease of $43,000 from $489,000 in net income reported for the six months ended June 30, 2011. Earnings per share, basic and diluted, were $0.15 for the six months ended June 30, 2012.

The decrease in net income for the quarter ended June 30, 2012 resulted primarily from a $130,000, or 4.7%, decrease in total interest income, an increase of $187,000, or 12.9%, in non-interest expense, partially offset by a decrease of $214,000, or 24.2%, in total interest expense and an increase of $22,000, or 40.7%, in non-interest income.  Net interest income increased $84,000, or 4.5%, due to the $214,000 decrease in total interest expense as a result of an overall decline in the average cost of funds.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $96,000, or 13.1%, as well as increases of $92,000, or 209.1%, in professional expense, $61,000, or 35.1%, in other expense and $9,000, or 5.9%, in occupancy expenses, partially offset by decreases of $45,000, or 33.6% in data processing expense, $19,000, or 20.7%, in deposit insurance premiums and $19,000, or 59.4% in advertising. The increase in other non-interest expense was primarily due to increased public company expenses. A $32,000 provision for loan losses was made during the quarter ended June 30, 2012.

The decrease in net income for the six months ended June 30, 2012, compared to the same period in 2011, was primarily due to a decrease of $201,000, or 3.7%, in interest income, and an increase of $357,000, or 12.2%, in non-interest expense. This was partially offset by a decrease of $447,000, or 24.8%, in total interest expense, an increase of $17,000 in non-interest income and a decrease in the provision for income taxes of $19,000.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds. The increase in non-interest income was due to a $17,000, or 15.3%, increase in service charges, fees and other operating income, compared to the six months ended June 30, 2011.  The increase in non-interest expense was primarily due to increases of $159,000 in professional fees, $152,000 in salaries and employee benefits expense, $150,000 in other expense, and $37,000 in occupancy expense, partially offset by decreases of $57,000 in deposit insurance premiums, $55,000 in data processing expense and $31,000 in advertising expense.  The increase in other non-interest expense was primarily due to increased public company expenses.

At June 30, 2012, the Company reported total assets of $250.9 million, an increase of $1.3 million, or 0.5%, compared to total assets of $249.6 million at December 31, 2011.  The increase primarily reflects increases in net loans receivable of $4.3 million, or 2.5%, and in cash and cash equivalents of $685,000, or 8.9%, partially offset by decreases in investment securities of $3.0 million, or 5.6%, and $728,000, or 5.4%, in other assets. Advances from the Federal Home Loan Bank of Dallas amounted to $47.8 million at June 30, 2012, compared to $42.3 million at December 31, 2011, an increase of $5.5 million, or 12.9%. Deposits decreased $5.3 million, or 3.3%, at June 30, 2012 compared to December 31, 2011.  At June 30, 2012, the Company reported $3.7 million of non-performing assets, or 1.5%, of total assets at such date, compared to $3.4 million of non-performing assets, or 1.4%, of total assets at December 31, 2011.

Total shareholders’ equity increased $698,000, or 1.5%, to $48.7 million at June 30, 2012, from $48.0 million at December 31, 2011, primarily due to net income of $446,000 for the six months period ended June 30, 2012, and an increase in unrealized gain on securities available for sale of $310,000 net of the deferred tax effect.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	June 30, 2012	December 31, 2011
ASSETS	(Unaudited)

Cash and cash equivalents	$8,385	$7,700
Investment securities	50,351	53,361
Loans receivable, net	179,477	175,130
Other assets	12,697	13,425

Total assets	$250,910	$249,616

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$152,296	$157,561
FHLB advances	47,780	42,308
Other liabilities	2,165	1,776

Total liabilities	202,241	201,645

Total shareholders’ equity	48,669	47,971

Total liabilities and shareholders’ equity	$250,910	$249,616

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Total interest income	$2,632	$2,762	$5,280	$5,481
Total interest expense	669	883	1,356	1,803
Net interest income	1,963	1,879	3,924	3,678
Provision for loan losses	32	64	62	94
Net interest income after provision for loan losses	1,931	1,815	3,862	3,584

Non-interest income	76	54	128	111
Non-interest expense	1,633	1,446	3,274	2,917
Income before income taxes	374	423	716	778
Income taxes	138	153	270	289

NET INCOME	$236	$270	$446	$489

Earnings Per Share
Basic	$0.08	N/A	$0.15	N/A
Diluted	$0.08	N/A	$0.15	N/A

	Three Months ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Selected Operating Ratios(1)
Average interest rate spread	3.05%	3.40%	3.05%	3.50%
Net interest margin	3.34%	3.46%	3.35%	3.57%
Average interest-earning assets to
average interest-bearing liabilities	125.24%	103.62%	125.40%	104.09%
________________________
(1)           Ratios for the three and six month periods are annualized.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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